UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest reported): June 30, 2010

CONSPIRACY ENTERTAINMENT HOLDINGS, INC.
(Exact name of registrant as specified in charter)

Utah	000-32427	87-0386790
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

612 Santa Monica Boulevard, Santa Monica, CA 90401
 (Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (310) 260-6150

Copies to:
Marc Ross, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway
New York, New York 10006
Phone: (212) 930-9700
Fax: (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement

On June 30, 2010, Conspiracy Entertainment Holdings, Inc. (the “Company”) entered into a subscription agreement (the “Subscription Agreement”), by and among the Company and the subscribers listed therein (the “Subscribers”).  Pursuant to the Subscription Agreement, the Company agreed to sell the subscribers up to $600,000 principal amount of promissory notes in one or more closings and issue the Subscribers one Class A Warrant (the “Warrant”) for each two shares which would be issued upon the full conversion of the Promissory Notes assuming the full conversion of the Promissory Notes. One June 30, 2010 (the (“Closing Date”), pursuant to the Subscription Agreement, the Company issued  and sold secured convertible notes in the aggregate principal amount of $300,000 (the “Notes”) to the Subscribers and issued warrants to purchase 7,500,000 shares of the Company’s Common Stock at $.02 per share (the “Exercise Price”). Immediately following the closing, there were 25,069,701 outstanding shares of the Company’s common stock.

 The Notes mature one year from the date of issuance and will accrue interest at the rate of 15%.  Upon a default in the payment of any amounts due under the Notes, the interest rate will be increased to 18%.  Upon the occurrence of an Event of Default (as such term is defined in the Notes), all principal and interest then remaining unpaid shall be immediately due and payable.   Events of Default include but are not limited to (i) the Company’s failure to make payments when due, (ii) breaches by the Company of its representations, warranties and covenants, and (iii) delisting of the Company’s common stock from the OTC Bulletin Board.

Pursuant to the terms of the Notes, the Subscribers have the right, so long as the Notes are not fully repaid, to convert the Notes into shares of the Company’s common stock at a conversion price per share that is equal to the lesser of $.02, or $70% of the average of the five lowest closing bid prices for the Company’s Common Stock as reported by Bloomberg L.P. for the Principal Market for the ten trading days preceding the date the Subscriber gives the Company notice of conversion, as may be adjusted.  The Notes contain anti-dilution provisions, including but not limited to if the Company issues shares of its common stock at less than the then existing conversion price, the conversion price of the Notes will automatically be reduced to such lower price. The Notes and Warrants contain limitations on conversion, including the limitation that the holder may not convert its Note to the extent that upon conversion the holder, together with its affiliates, would own in excess of 4.99% of the Company’s outstanding shares of common stock (subject to an increase upon at least 61-days’ notice by the Subscriber to the Company, of up to 9.99%).

The Notes are secured by a security interest in certain assets of the Company.

The Warrants issued to the Subscribers terminate five years from the Closing Date.   The subscribers may pay the Exercise Price of the Warrants in cash or if the Fair Market Value of the Company’s Common Stock is greater than the Exercise Price (at the date of such calculation), the Subscriber may elect to receive shares equal to the value of the Warrant (or portion being cancelled) and the Company shall issue the Subscriber a number of shares of Common Stock computed using the following formula:

X=Y (A-B)
          A

Where	X=	the number of shares of Common Stock to be issued to the holder

	Y=	the number of shares of Common Stock purchasable under the Warrant or, if only a portion of the Warrant is being exercised, the portion of the Warrant being exercised (at the date of such calculation)

	A=	Fair Market Value

	B=	Purchase Price (as adjusted to the date of such calculation)

The Company claims an exemption from the registration requirements of the Act for the private placement of these securities pursuant to Section 4(2) of the Securities Act of 1933 and/or Regulation D promulgated thereunder since, among other things, the transaction did not involve a public offering, the investor was an accredited investor and/or qualified institutional buyers, the investor had access to information about us and their investment, the investor took the securities for investment and not resale, and we took appropriate measures to restrict the transfer of the securities.

The foregoing descriptions of the Subscription Agreement, the Secured Convertible Note and the Warrant do not purport to be complete and are qualified in their entirety by reference to the Agreements which are attached as exhibits to this Current Report and are incorporated into this Item by reference.

Item 2.03   Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant

The information required to be disclosed under this Item 2.03 is disclosed under Item 1.01 and is incorporated by reference into this Item.

Item 3.02    Unregistered Sales of Equity Securities

The information required to be disclosed under this Item 3.02 is disclosed under Item 1.01 and is incorporated by reference into this Item.

Item 9.01    Financial Statements and Exhibits

Exhibit No.	Description

4.1	Form of Secured Convertible Note
4.2	Form of Class A Common Stock Purchase Warrant
99.1	Form of Subscription Agreement, dated June 30, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONSPIRACY ENTERTAINMENT HOLDINGS, INC.

Date: July 6, 2010	By:	/s/ Keith Tanaka
Name: Keith Tanaka
Title: Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

4.1	Form of Secured Convertible Note
4.2	Form of Class A Common Stock Purchase Warrant
99.1	Form of Subscription Agreement, dated June 30, 2010